Exhibit 99.1

Ferrellgas Partners, L.P. Reports FIRST Quarter 2021 Results

•	Gross Profit increased by $4.1 million, or almost 3%, compared to the prior year period as a result of an $.08 increase in gross margin per gallon

•	Operating Income for the quarter increased by $7.1 million.

•	Operating expense decreased by $5.5 million or 5%.

•	Tank Exchange sale locations now exceed 62,000, up over 6,000 from prior year, contributing to 27% growth in volumes.

Overland Park, KS., December 15, 2020 (GLOBE NEWSWIRE) – Ferrellgas Partners, L.P. (OTC: FGPR) (“Ferrellgas” or the “Company”) today reported financial results for its first quarter ended October 31, 2020.

The Company continued its strong operational performance during the first quarter of fiscal 2021, leading to a $7.1 million increase in operating income and setting a foundation for continued growth in fiscal 2021. The Company implemented strategies to deliver gallons more efficiently leading to significant decreases in operating expense during the quarter. The Company sold 167.6 million propane gallons for the quarter, compared to 179.9 million in the prior year quarter. However, these overall volume decreases were partially offset by a continued increase in Blue Rhino tank exchange sales due to increased strategies in marketing and “stay at home” buying trends. Margin per gallon for the year was $.08, or 10% higher than the prior year, attributable to strategic product placement, sound supply chain logistics strategies and lower wholesale propane prices. Overall, the increase in margin, increase in tank exchange volumes and customer growth were partially offset by decreased retail sales volumes due to a relatively weaker economy. This has resulted in an increase in gross margin dollars of $4.1 million or 2.6% higher than prior year. Operating expenses decreased $5.5 million or 5% due to the strategies to deliver gallons more efficiently.

The Company continues to implement numerous initiatives to increase efficiency and profitability. These initiatives produced strong results in the first quarter and enable continued high performance in the areas of growth and operational expense management. Strong execution by a leaner and more agile workforce of essential workers is driving high performance throughout the Company, both in the field and in corporate locations.

For the quarter, the Company reported a net loss attributable to Ferrellgas Partners, L.P. of $46.1 million, or $0.47 per common unit, compared to prior year period net loss of $45.3 million, or $0.46 per common unit. Adjusted EBITDA, a non-GAAP measure, increased by $8.8 million, or 35%, to $33.9 million in the current quarter compared to $25.1 million in the prior year quarter. “I could not be more proud of our people as we continue the transformation of the company. If you compare our financial results with first quarter last year you can see why,” said James E. Ferrell, Interim Chief Executive Officer and President of Ferrellgas.

As previously disclosed, the Company entered into a Transaction Support Agreement (the “TSA”) with a majority of the holders of the Company’s 8.625% Senior Notes Due 2020 (the “2020 Notes”) on December 10, 2020. The TSA sets forth a restructuring process to satisfy the obligations under the 2020 Notes and refinance the balance sheet of the Company and its operating partnership. The transactions contemplated by the TSA are intended to de-lever our balance sheet, consistent with the Company’s strategy to create a solid financial foundation for future growth.

The TSA executed between the Company and its noteholders will permit Ferrellgas to remain an independent, employee-owned business under current management while restructuring substantially all of its debt. Importantly, the restructuring will have no impact on the Company’s operations, will not inhibit its ability to provide propane to its almost 800,000 customers throughout the United States and Puerto Rico, and will allow its premier Blue Rhino tank exchange business to continue to expand beyond the current 60,000 selling locations.

As previously announced, the Company indefinitely suspended its quarterly cash distribution as a result of not meeting the required fixed charge coverage ratio contained in the senior unsecured notes due 2020.

About Ferrellgas

Ferrellgas Partners, L.P., through its operating partnership, Ferrellgas, L.P., and subsidiaries, serves propane customers in all 50 states, the District of Columbia, and Puerto Rico. Ferrellgas employees indirectly own 22.8 million common units of the partnership, through an employee stock ownership plan. Ferrellgas Partners, L.P. filed a Form 10-K with the Securities and Exchange Commission on October 15, 2020. Investors can request a hard copy of this filing free of charge and obtain more information about the partnership online at www.ferrellgas.com.

Forward Looking Statements

Statements in this release concerning expectations for the future are forward-looking statements. A variety of known and unknown risks, uncertainties and other factors could cause results, performance, and expectations to differ materially from anticipated results, performance, and expectations. These risks, uncertainties, and other factors include those discussed in the Form 10-K of Ferrellgas Partners, L.P., Ferrellgas Partners Finance Corp., Ferrellgas, L.P., and Ferrellgas Finance Corp. for the fiscal year ended July 31, 2020, and in other documents filed from time to time by these entities with the Securities and Exchange Commission.

Contacts

Investor Relations – InvestorRelations@ferrellgas.com

FERRELLGAS PARTNERS, L.P.  AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except unit data)

(unaudited)

ASSETS	October 31, 2020	July 31, 2020
Current Assets:
Cash and cash equivalents (including $96,909 and $95,759 of restricted cash at October 31, 2020 and July 31, 2020, repspectively)	$299,527	$333,761
Accounts and notes receivable, net (including $120,261 and $103,703 of accounts receivable pledged as collateral at October 31, 2020 and July 31, 2020, respectively)	119,488	101,438
Inventories	78,980	72,664
Prepaid expenses and other current assets	40,088	35,944
Total Current Assets	538,083	543,807

Property, plant and equipment, net	592,132	591,042
Goodwill, net	246,946	247,195
Intangible assets, net	101,812	104,049
Operating lease right-of-use asset	100,349	107,349
Other assets, net	73,522	74,748
Total Assets	$1,652,844	$1,668,190

LIABILITIES AND PARTNERS' DEFICIT

Current Liabilities:
Accounts payable	$44,641	$33,944
Current portion of long-term debt (a)	859,095	859,095
Current operating lease liabilities	28,280	29,345
Other current liabilities	186,938	167,466
Total Current Liabilities	1,118,954	1,089,850

Long-term debt	1,647,106	1,646,396
Operating lease liabilities	83,337	89,022
Other liabilities	49,543	51,190
Contingencies and commitments

Partners Deficit:
Common unitholders (97,152,665 units outstanding at October 31, 2020 and July 31, 2020)	(1,171,359)	(1,126,452)
General partner unitholder (989,926 units outstanding at October 31, 2020 and July 31, 2020)	(71,741)	(71,287)
Accumulated other comprehensive income (loss)	5,534	(2,303)
Total Ferrellgas Partners, L.P. Partners' Deficit	(1,237,566)	(1,200,042)
Noncontrolling interest	(8,530)	(8,226)
Total Partners' Deficit	(1,246,096)	(1,208,268)
Total Liabilities and Partners' Deficit	$1,652,844	$1,668,190

(a)	The principal difference between the Ferrellgas Partners, L.P. balance sheet and that of Ferrellgas, L.P., is $357 million of 8.625% notes which are liabilities of Ferrellgas Partners, L.P. and not of Ferrellgas, L.P.

FERRELLGAS PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per unit data)

(unaudited)

	Three months ended		Twelve months ended
	October 31		October 31
	2020	2019	2020	2019
Revenues:
Propane and other gas liquids sales	$281,049	$273,385	$1,423,455	$1,547,277
Other	19,845	19,829	82,051	78,020
Total revenues	300,894	293,214	1,505,506	1,625,297

Cost of sales:
Propane and other gas liquids sales	137,627	134,028	676,652	832,408
Other	3,667	3,681	12,989	12,040

Gross profit	159,600	155,505	815,865	780,849

Operating expense - personnel, vehicle, plant & other	109,027	114,543	487,539	473,080
Depreciation and amortization expense	21,390	19,219	82,652	79,073
General and administrative expense	13,080	9,695	49,137	55,510
Operating expense - equipment lease expense	6,830	8,388	31,459	33,598
Non-cash employee stock ownership plan compensation charge	708	795	2,784	3,740
Loss on asset sales and disposals	813	2,235	6,502	8,699

Operating income (loss)	7,752	630	155,792	127,149

Interest expense	(54,226)	(45,697)	(201,491)	(179,438)
Loss on extinguishment of debt	-	-	(37,399)
Other income (expense), net	108	(132)	(220)	218

Loss before income tax expense (benefit)	(46,366)	(45,199)	(83,318)	(52,071)

Income tax expense	87	518	420	683

Net loss	(46,453)	(45,717)	(83,738)	(52,754)

Net loss attributable to noncontrolling interest (a)	(391)	(373)	(521)	(178)

Net loss attributable to Ferrellgas Partners, L.P.	(46,062)	(45,344)	(83,217)	(52,576)

Less: General partner's interest in net loss	(461)	(453)	(833)	(525)

Common unitholders' interest in net loss	$(45,601)	$(44,891)	$(82,384)	$(52,051)

Loss Per Common Unit
Basic and diluted net loss per common unitholders' interest	$(0.47)	$(0.46)	$(0.85)	$(0.54)

Weighted average common units outstanding - basic	97,152.7	97,152.7	97,152.7	97,152.7

Supplemental Data and Reconciliation of Non-GAAP Items:

	Three months ended		Twelve months ended
	October 31		October 31
	2020	2019	2020	2019
Net loss attributable to Ferrellgas Partners, L.P.	$(46,062)	$(45,344)	$(83,217)	$(52,576)
Income tax expense	87	518	420	683
Interest expense	54,226	45,697	201,491	179,438
Depreciation and amortization expense	21,390	19,219	82,652	79,073
EBITDA	29,641	20,090	201,346	206,618
Non-cash employee stock ownership plan compensation charge	708	795	2,784	3,740
Loss on asset sales and disposal	813	2,235	6,502	8,699
Loss on extinguishment of debt	-	-	37,399	-
Other income (expense), net	(108)	132	220	(218)
Severance expense includes $501 in operating expense and $183 in general and administrative expense for the three ended October 31, 2020. Also includes $1,241 and $690 in operating expense for the twelve months ended October 31, 2020 and 2019, respectively and $183 and $910 in general and administrative expense for the twelve months ended October 31, 2020 and 2019, respectively.	684	-	1,424	1,600
Legal fees and settlements related to non-core businesses	2,508	2,043	7,880	16,843
Provision for doubtful accounts related to non-core businesses	-	-	17,325	-
Lease accounting standard adjustment and other	-	170	(116)	170
Net loss attributable to noncontrolling interest (b)	(391)	(373)	(521)	(178)
Adjusted EBITDA (b)	33,855	25,092	274,243	237,274
Net cash interest expense (c)	(51,716)	(42,583)	(191,379)	(166,474)
Maintenance capital expenditures (d)	(5,177)	(6,467)	(21,950)	(47,856)
Cash paid for income taxes	(35)	-	(324)	(139)
Proceeds from certain asset sales	700	835	3,862	4,023
Distributable cash flow attributable to equity investors (e)	(22,373)	(23,123)	64,452	26,828
Distributable cash flow attributable to general partner and non-controlling interest	575	462	(1,289)	(537)
Distributable cash flow attributable to common unitholders (f)	(21,798)	(22,661)	63,163	26,291
Less: Distributions paid to common unitholders	-	-	-	-
Distributable cash flow excess/(shortage)	$(21,798)	$(22,661)	$63,163	$26,291

Propane gallons sales
Retail - Sales to End Users	118,018	129,901	626,134	672,500
Wholesale - Sales to Resellers	49,590	50,039	235,080	233,645
Total propane gallons sales	167,608	179,940	861,214	906,145

(a)	Amounts allocated to the general partner for its 1.0101% interest in the operating partnership, Ferrellgas, L.P.
(b)	Adjusted EBITDA is calculated as net loss attributable to Ferrellgas Partners, L.P., less the sum of the following: income tax expense, interest expense, depreciation and amortization expense, non-cash employee stock ownership plan compensation charge, loss on asset sales and disposals, loss on extinguishment of debt, other income (expense), net, severance expense, legal fees and settlements related to non-core businesses, multi-employer pension plan withdrawal settlement, lease accounting standard adjustment and other and net loss attributable to noncontrolling interest. Management believes the presentation of this measure is relevant and useful, becauseit allows investors to view the partnership's performance in a manner similar to the method management uses, adjusted for items management believes makes it easier to compare its results with other companies that have different financing and capital structures. This method of calculating Adjusted EBITDA may not be consistent with that of other companies and should be viewed in conjunction with measurements that are computed in accordance with GAAP.
(c)	Net cash interest expense is the sum of interest expense less non-cash interest expense and other expense, net. This amount includes interest expense related to the accounts receivable securitization facility.
(d)	Maintenance capital expenditures include capitalized expenditures for betterment and replacement of property, plant and equipment.
(e)	Distributable cash flow attributable to equity investors is calculated as Adjusted EBITDA minus net cash interest expense, maintenance capital expenditures and cash paid for taxes plus proceeds from certain asset sales. Management considers distributable cash flow attributable to equity investors a meaningful measure of the partnership’s ability to declare and pay quarterly distributions to equity investors. Distributable cash flow attributable to equity investors, as management defines it, may not be comparable to distributable cash flow attributable to equity investors or similarly titled measurements used by other corporations and partnerships. Items added into our calculation of distributable cash flow attributable to equity investors that will not occur on a continuing basis may have associated cash payments. Distributable cash flow attributable to equity investors may not be consistent with that of other companies and should be viewed in conjunction with measurements that are computed in accordance with GAAP.
(f)	Distributable cash flow attributable to common unitholders is calculated as Distributable cash flow attributable to equity investors minus distributable cash flow attributable to general partner and noncontrolling interest. Management considers distributable cash flow attributable to common unitholders a meaningful measure of the partnership’s ability to declare and pay quarterly distributions to common unitholders. Distributable cash flow attributable to common unitholders, as management defines it, may not be comparable to distributable cash flow attributable to common unitholders or similarly titled measurements used by other corporations and partnerships. Items added to our calculation of distributable cash flow attributable to common unit holders that will not occur on a continuing basis may have associated cash payments. Distributable cash flow attributable to common unitholders may not be consistent with that of other companies and should be viewed in conjunction with measurements that are computed in accordance with GAAP.